EXHIBIT 99.1

Contact:	Kerri C. Kinney
Chief Financial Officer
(205) 429-1001

COMMUNITY BANCSHARES REPORTS

RESULTS OF OPERATIONS FOR THE THIRD QUARTER OF 2005

BLOUNTSVILLE, AL – (October 21, 2005) - Community Bancshares, Inc. (NASDAQ: COMB) (the “Company”) today reported that its net income for the nine months ended September 30, 2005 was $618,000, or $0.07 per share on a basic and a diluted basis, representing an increase of $314,000, or 103.3%, from the Company’s net income of $304,000, or $0.04 per share on a basic and a diluted basis for the same period during 2004. The Company’s net income of $618,000 for the nine months ended September 30, 2005 represented a return on average assets of 0.15% and a return on average equity of 1.91%, compared to 0.07% and 0.96%, respectively, for the same period in 2004 and 0.03% and 0.38%, respectively, for the 2004 fiscal year. The Company also reported:

•	loan growth of $33.7 million, or 11.23%, since December 31, 2004;

•	improved balance sheet mix with an average loan to deposit ratio of 75.24% for the three months ended September 30, 2005 compared to 70.37% during 2004;

•	a $0.6 million increase in net interest income from $14.1 million for the nine month period ended September 30, 2004 to $14.7 million for the same period this year;

•	a $59,000 decrease in provisions for loan losses for the nine months ended September 30, 2005 as compared to the same period of 2004;

•	a $0.5 million increase in noninterest income from $4.7 million for the nine month period ended September 30, 2004 to $5.2 million for the same period this year; and

•	a $0.3 million increase in noninterest expenses for the nine month period ended September 30, 2005, as compared to 2004, partly as the result of the opening of a new branch in Huntsville, Alabama and the acquisition of American Family Mortgage, now a division of Community Bank.

Patrick M. Frawley, the Company’s Chairman and Chief Executive Officer, stated, “We have made significant progress in meeting many of the aggressive goals that we established which were designed to achieve marked improvements in core earnings for our shareholders. Positive results are highlighted by loan growth of more than 11% during the first nine months of 2005, which was achieved without compromising our sound credit quality standards. This is demonstrated by low net charge-offs, as well as a continued decline in the ratio of nonperforming assets to total assets and the related necessary provisions for loan losses. Additionally, net interest income and net interest margins also show steady improvement. We intend to strengthen these further by continuing to build our low cost deposit base. We believe this to be one of our most important goals for the remainder of 2005 and 2006 as we face the same challenge as other financial institutions – a flattening yield curve and expectations that interest rates will continue to rise. We are also hopeful that we will be able to successfully close the pending sale of our largest piece of foreclosed property during the fourth quarter.”

Balance Sheet

The Company’s loans totaled $334.1 million at September 30, 2005, an increase of $33.7 million, or 11.2%, from $300.4 million at December 31, 2004. The Company is pleased with the results of its loan production initiatives and looks for additional growth through its new Huntsville, Alabama location and its new mortgage division.

The Company increased its long-term debt during the third quarter by $29.2 million. The Company used $19.2 million of the proceeds from this new debt to fund two leverage strategies designed to increase return on equity and earnings per share and plans to use the remaining $10.0 million to support future loan growth. The Company also restructured its existing $38.0 million long-term debt with the Federal Home Loan Bank of Atlanta during the third quarter of 2005 resulting in a new variable rate currently at 3.75% compared to its prior fixed rate of 5.93%.

Net Interest Income

The Company experienced a $0.6 million, or 3.8%, increase in net interest income, from $14.1 million for the nine months ended September 30, 2004 to $14.7 million for the nine months ended September 30, 2005. The Company’s net interest margin also increased to 4.14% for the nine months ended September 30, 2005 from 3.90% for the same period in 2004 and from 3.84% for the year ended December 31, 2004. The Company’s net interest margin was 4.32% for the three months ended September 30, 2005 demonstrating continued improvement in this core income item. The Company’s improvement in net interest margin was the result of higher rates, the restructuring of the Company’s outstanding $38.0 million loan, the payoff during September 2004 of accrued interest on the Company’s outstanding junior subordinated debt, the shift in asset balances from investment securities to higher yielding loans and the reduction in some of the Company’s higher cost deposits.

Provision for Loan Losses

The Company’s provision for loans losses was $663,000 for the nine months ended September 30, 2005, compared to $722,000 for the same period in 2004, representing a $59,000, or 8.2% decrease. During the second quarter of 2005, the Company experienced a large recovery of $333,000 on a previously charged off loan. Net charge-offs were $482,000 during the nine months ended September 30, 2005, representing 0.20% of average loans on an annualized basis. The Company believes that asset quality remains sound and currently expects that charge-offs will remain lower than in previous quarters, which should result in relatively lower provisions for loan losses. This is substantiated by charge-offs of only $15,000, or 0.02% of average loans for the three month period ended September 30, 2005. However, because the Company presently anticipates continued loan growth, the Company will continue to make the appropriate related provisions for loan losses as necessary.

Noninterest income

The Company received $625,000 from the settlement of certain litigation during the first quarter of 2005, resulting in a $0.5 million, or 10.0%, increase in noninterest income (excluding securities gains or losses), from $4.7 million for the first nine months of 2004 to $5.2 million for the same period in 2005. Securities gains for the nine month period ended September 30, 2004 were $194,000, compared to securities losses of $39,000 during the same period in 2005. At the end of the first quarter of 2005, the Company implemented strategies designed to increase noninterest income through service charges on deposit accounts. While the strategies implemented have produced modest increases in service charges on deposit accounts, the increases have thus far been offset by modest decreases in other categories of noninterest income, such as insurance commissions.

Noninterest Expenses

The Company experienced an increase in noninterest expense of $0.3 million, or 1.7%, from $17.9 million for the first nine months of 2004 to $18.2 million for the first nine months of 2005. Approximately 50% of the increase is directly attributable to the Company’s expansion activities, including the purchase of American Family Mortgage as well as the new branch in Huntsville, Alabama.

About Community Bancshares, Inc.

Community Bank, the principal subsidiary of Community Bancshares, Inc., headquartered in Blountsville, Alabama, had total assets at September 30, 2005 of approximately $564 million and operates 18 banking offices in Alabama, providing a full line of financial services to its individual and corporate customers. In addition, the Bank operates a consumer finance company with 15 offices in North Alabama, a full-service insurance agency based in Huntsville, Alabama and a mortgage division based in Hartselle, Alabama.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements related to the Company’s expectations regarding: its ability to successfully and economically meet strategic goals; declines in the rate of loan charge-offs; positive trends in quality loan growth; the Company’s ability to successfully and efficiently expand into new market areas, including, without limitation, through the Bank’s new branch in Huntsville, Alabama and the Bank’s new mortgage division based in Hartselle, Alabama; continued improvements in net interest income; the Company’s ability to grow its low cost deposit base; lower provisions for loan losses; the Company’s ability to continue to realize improvements in its asset quality; the Company’s ability to increase return on equity and earnings per share with leverage strategies; the Company’s ability to successfully employ borrowings to support loan growth; the Company’s ability to realize success from its noninterest income strategies implemented; the Company’s ability to decrease noninterest expense; and the Company’s ability to complete the pending sale of its largest piece of foreclosed real estate. These forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, future economic or business conditions, including, in particular, the effects of such conditions on the Company’s customers; the Bank’s ability to continue to develop, implement and modify, as appropriate, its business strategies; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates; the uncertainty and costs of litigation; difficulties with, or changes in the cost or effectiveness of technology and/or products; and other factors and other information discussed in any of the Company’s current, periodic and other reports and documents filed with the Securities and Exchange Commission under the Exchange Act of 1934. These forward-looking statements speak only as of the date hereof, and the Company does not undertake, and expressly disclaims, any obligation to update these forward-looking statements.

(Dollars in thousands except per share data

and shares outstanding)

	(Unaudited) Three months ended September 30,		(Unaudited) Nine months ended September 30,		Twelve months ended December 31, 2004
	2005	2004	2005	2004
Earnings Summary:

Total interest income	$8,674	$7,876	$24,824	$23,564	$31,301
Total interest expense	3,499	3,122	10,158	9,429	12,626
Net interest income	5,175	4,754	14,666	14,135	18,675
Provision for loan losses	318	345	663	722	987
Net interest income after provision for loan losses	4,857	4,409	14,003	13,413	17,688
Net securities gains (losses)	—	(44)	(39)	194	193
Other noninterest income	1,483	1,609	5,167	4,696	6,638
Noninterest expense	6,125	5,897	18,197	17,901	24,466
Income before income taxes	215	76	933	402	53
Income taxes (benefit)	48	57	315	98	(123)
Net income	166	19	618	304	177

Basic net income per share	$0.02	$0.00	$0.07	$0.04	$0.02
Diluted net income per share	$0.02	$0.00	$0.07	$0.04	$0.02
Basic weighted average shares outstanding	8,625,954	8,415,375	8,556,284	8,215,216	8,270,870
Diluted weighted average shares outstanding	8,853,010	8,512,440	8,734,487	8,314,550	8,350,491

Average Balance Sheet:

Loans, net of unearned discount	326,906	314,526	315,698	314,226	312,876
Total earning assets	475,684	476,872	473,839	484,422	485,859
Total assets	545,151	543,704	542,442	554,385	549,816
Noninterest bearing deposits	67,798	63,223	66,056	61,932	61,872
Interest bearing deposits	366,704	383,810	375,048	392,596	382,738
Total deposits	434,502	447,033	441,104	454,528	444,610
All other borrowed money	59,878	52,571	54,974	53,302	49,080
Stockholders’ equity	44,054	42,805	43,262	42,523	46,903

Selected Ratios:

Average common equity to average assets	8.08%	7.87%	7.98%	7.67%	8.53%
Average loans to average total deposits	75.24%	70.36%	71.57%	69.13%	70.37%
Net interest margin	4.32%	3.95%	4.14%	3.90%	3.84%
Efficiency ratio (1)	92.00%	92.69%	91.76%	95.06%	96.65%
Return on average assets, annualized	0.12%	0.01%	0.15%	0.07%	0.03%
Return on average equity, annualized	1.50%	0.18%	1.91%	0.96%	0.38%
Net charge-offs to average loans, annualized	0.02%	0.84%	0.20%	2.14%	3.43%

(Dollars in thousands except per share data

and shares outstanding)

	(Unaudited) September 30,		% Change	December 31, 2004	% Change
	2005	2004
Ending Balance Sheet:

Loans, net of unearned discount	$334,104	$316,751	5.48%	$300,380	11.23%
Allowance for loan losses	4,806	10,053	-52.20%	4,625	3.91%
Total assets	569,930	535,084	6.51%	553,424	2.98%
Noninterest bearing deposits	72,907	58,513	24.60%	70,280	3.74%
Interest bearing deposits	364,453	372,517	-2.16%	378,347	-3.67%
Total deposits	437,360	431,030	1.47%	448,627	-2.51%
Total long-term debt	77,510	48,310	60.44%	48,310	60.44%
Stockholders’ equity	43,847	43,654	0.44%	42,877	2.26%

Nonperforming loans	2,233	11,002	-79.70%	1,643	35.91%
Nonperforming assets	12,492	15,803	-20.95%	12,769	-2.17%

Selected Ratios:

Book value per share	$5.06	$5.18		$5.05
Allowance for loan losses as a % of total loans	1.44%	3.17%		1.54%
Allowance for loan losses to nonperforming loans	215.21%	91.37%		281.47%
Nonperforming loans to total loans	0.67%	3.47%		0.55%
Nonperforming assets to total assets	2.19%	2.95%		2.31%

(1)	Excludes net securities gains (losses)